EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of The Pep Boys—Manny, Moe & Jack and subsidiaries and management’s report on the effectiveness of internal control over financial reporting dated April 11, 2006 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”, as of January 28, 2006) appearing in the Annual Report on Form 10-K of The Pep Boys-Manny, Moe & Jack for the year ended January 28, 2006 and our report dated June 28, 2006 appearing in the Annual Report on Form 11-K of The Pep Boys Savings Plan—Puerto Rico for the year ended December 31, 2005.

Philadelphia, Pennsylvania

February 15, 2007